EXHIBIT 99.1

Heron Therapeutics, Inc. Announces Proposed Underwritten Offering of Common Stock

REDWOOD CITY, Calif. – (BUSINESS WIRE) – June 9, 2015 – Heron Therapeutics, Inc. (NASDAQ: HRTX), a biotechnology company, today announced its intention to offer and sell shares of its common stock in an underwritten offering pursuant to existing shelf registrations. All of the shares in the proposed offering are to be sold by Heron Therapeutics, Inc.

Jefferies LLC, Leerink Partners LLC and Cowen and Company, LLC are acting as joint book-runners for the offering. Heron Therapeutics, Inc. intends to grant the underwriters a 30-day option to purchase additional shares of its common stock. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or the actual size or terms of the offering.

Heron Therapeutics, Inc. intends to use the net proceeds from the underwritten offering primarily for general corporate purposes, which include, but are not limited to, the commercial launch of SUSTOL® (granisetron injection, extended release), if approved by the FDA, funding the company’s ongoing and future clinical trials, preclinical development work, and for general and administrative expenses, or other product development activities.

The securities described above are being offered pursuant to shelf registration statements (File Nos. 333-195928 and 333-198862), which were declared effective by the United States Securities and Exchange Commission (“SEC”) on May 23, 2014 and October 6, 2014, respectively. The securities described above have not been qualified under any state blue sky laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. The offering can be made only by means of a prospectus, copies of which may be obtained at the SEC’s website at www.sec.gov, or by request at Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, telephone: (877) 547-6340, e-mail: Prospectus—Department@Jefferies.com.

Source: Heron Therapeutics, Inc.

Investor Relations Contact:
Heron Therapeutics, Inc.
Jennifer Capuzelo, 858-703-6063
Sr. Manager, Investor Relations
jcapuzelo@herontx.com

and

Corporate Contact:
Heron Therapeutics, Inc.
Brian Drazba, 858-703-6065
Vice President, Finance and Chief Financial Officer